Exhibit 99.1
 Second Quarter 2024 Highlights  August 8, 2024

 To Our Stakeholders,  We are currently in the heart of our peak season, one of the busiest times of year for our local teams. Their dedication and hard work are essential in delivering exceptional service to our homeowners and guests during this busy three-month period. At the same time, we are executing against the business transformation we outlined last quarter. While we operate nationally with thousands of employees across hundreds of destinations, our success fundamentally depends on delivering hospitality at the local level.   We’ve taken significant steps to reorganize and decentralize our operations into locally focused regions. Each week, we are further empowering our local teams—who know our markets, owners, and guests best—by giving them more decision-making authority across many aspects of our business, including sales, onboarding, revenue management, and marketing. This shift provides more autonomy and accountability to our field teams, and aligns our structure more closely with our localized approach to property management.  Our thesis has been that empowering our local teams would drive the strongest impact on the homeowner and guest experience, which in-turn, should result in better business outcomes. While it’s early days since we announced the transformation in May, we’ve been seeing year-over-year improvements each week through the end of July in many of our markets in key metrics that measure guest satisfaction, including Clean Scores, Property Condition Scores, and Service Scores.  While our progress to date in actioning the business transformation is encouraging, the short-term rental industry continues to adjust to softening demand for domestic, non-urban vacation rentals, as well as increases in the supply of short-term rental units. These trends are continuing to put real pressure on our business. Nonetheless, based on our and industry data, we continue to believe that Vacasa listings are generating more gross bookings per home, on average, than the industry.  The industry dynamics remain challenging, and there is still more to do, so we remain highly focused on executing our transformation plan.  2  Second Quarter 2024

 3  Second Quarter 2024  Financing and Board Appointments  Today we announced the closing of an initial $30 million senior secured convertible notes financing with an affiliate of Davidson Kempner Capital Management LP ("Davidson Kempner"), which helps strengthen our balance sheet. The note purchase agreement permits the issuance of up to an additional $45 million of senior secured convertible notes, subject to certain conditions.  In connection with the issuance of the senior secured convertible notes, Davidson Kempner has designated two individuals to Vacasa’s board of directors, with the potential to add up to two additional directors in certain circumstances.  Financial Discussion  During the second quarter of 2024, Gross Booking Value reached $505 million, down 19% compared to the same quarter last year, driven by a 17% year-over-year decrease in Nights Sold and a 2% decrease in Gross Booking Value per Night Sold. We finished the second quarter with approximately 40,000 homes, down from approximately 44,000 at the end of the second quarter last year, reflecting the ongoing churn dynamic that we have been seeing.  Revenue, which consists primarily of our commission on the rents we generate for homeowners, the fees we collect from guests, and revenue from home care solutions provided directly to our homeowners, was $249 million in the second quarter, an 18% decrease compared to the same quarter last year.   Net Loss was $13 million for the second quarter of 2024, compared to $6 million in the same period last year. Adjusted EBITDA was $2 million for the second quarter of 2024, compared to $16 million in the same period last year, representing a $14 million decline in Adjusted EBITDA, compared to a $56 million decline in Revenue, reflecting expense discipline across our cost structure.

 Outlook  We continue to experience bookings weakness in terms of both price, or GBV per Night Sold, and utilization, or Nights Sold per Home, in summer peak and as we look out into the back half of this year. We are carefully monitoring intakes, but don’t yet see signs of stabilization in the near term.  The ongoing industry dynamics, and their impact on bookings variability and average Gross Booking Value per Home, as well as continued elevated churn creates a wide range of potential outcomes for Revenue, and in-turn, Adjusted EBITDA. As a result, it remains difficult to provide guidance for 2024, but we still do not anticipate reaching Adjusted EBITDA profitability this year.  Earnings Call  We will host a call on August 8, 2024, at 2:00 p.m. PT / 5:00 p.m. ET to discuss these results in more detail. A link to the live webcast will be made available on Vacasa’s Investor Relations website at investors.vacasa.com. A replay of the webcast will be available for one year, shortly after the webcast concludes.  Sincerely,  Rob Greyber, CEO  Bruce Schuman, CFO  4  Second Quarter 2024

Condensed Consolidated Statements of Operations

(in thousands, except per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2024	2023	2024	2023
Revenue	$248,976	$304,579	$458,448	$561,433
Operating costs and expenses:				
Cost of revenue, exclusive of depreciation and amortization shown separately below(1)	119,330	142,126	225,068	266,257
Operations and support(1)	57,494	61,851	117,478	122,664
Technology and development(1)	16,635	15,601	31,941	29,874
Sales and marketing(1)	43,143	56,397	92,586	113,901
General and administrative(1)	20,790	16,367	42,522	42,074
Depreciation	3,607	5,396	7,413	10,393
Amortization of intangible assets	1,781	15,187	11,098	30,877
Impairment of long-lived assets	-	-	84,000	-
Total operating costs and expenses	262,780	312,925	612,106	616,040
Loss from operations	(13,804)	(8,346)	(153,658)	(54,607)
Interest income	1,162	2,095	1,967	3,673
Interest expense	(428)	(589)	(953)	(1,312)
Other income, net	119	1,617	195	3,774
Loss before income taxes	(12,951)	(5,223)	(152,449)	(48,472)
Income tax expense	(147)	(419)	(1,565)	(782)
Net loss	($13,098)	($5,642)	($154,014)	($49,254)
Less: Net loss attributable to redeemable noncontrolling interests	(4,247)	(2,521)	(59,480)	(22,341)
Net loss attributable to Class A Common Stockholders	($8,851)	($3,121)	($94,534)	($26,913)
Net loss per share of Class A Common Stock(2):				
Basic and diluted	($0.59)	($0.26)	($6.64)	($2.25)
Weighted-average shares of Class A Common Stock used to compute net loss per share(2):				
Basic and diluted	15,017	12,054	14,229	11,950

(1) Includes equity-based compensation expense as follows:				
Cost of revenue	$9	$18	$29	$62
Operations and support	123	361	207	727
Technology and development	465	509	1,077	903
Sales and marketing	6	533	487	1,544
General and administrative	1,506	2,469	3,379	4,795
Total equity-based compensation expense	$2,109	$3,890	$5,179	$8,031

(2) All share information and balances have been retroactively adjusted to reflect a 1-for-20 reverse stock split of the Company's Class A Common Stock, Class B Common Stock and Class G Common Stock, effective on October 2, 2023.

Second Quarter 2024 | 5

 6  Condensed Consolidated Balance Sheets  (in thousands, unaudited)  As of June 30,  As of December 31,  2024  2023  Assets  Current assets:  Cash and cash equivalents  $186,717   $88,049   Restricted cash  268,370   137,788   Accounts receivable, net  19,740   14,242   Prepaid expenses and other current assets  26,097   25,766   Total current assets  500,924   265,845   Property and equipment, net  52,603   56,717   Intangible assets, net  19,296   114,464   Goodwill  171,843   171,879   Other long-term assets  49,676   54,643   Total assets  $794,342   $663,548   Liabilities, Temporary Equity, and Equity  Current liabilities:  Accounts payable  $44,278   $30,353   Funds payable to owners  291,101   178,670   Hospitality and sales taxes payable  68,254   45,179   Deferred revenue  157,396   105,217   Future stay credits  246   584   Accrued expenses and other current liabilities  65,256   62,820   Total current liabilities  626,531   422,823   Long-term debt, net of current portion  81,000   -   Other long-term liabilities  28,942   33,079   Total liabilities  $736,473   $455,902   Redeemable noncontrolling interests  32,881   76,593   Equity:  Class A Common Stock(1)(2)  3   3   Class B Common Stock(2)  2   2   Additional paid-in capital  1,362,061   1,372,618   Accumulated deficit  (1,335,384)  (1,240,850)  Accumulated other comprehensive loss  (1,694)  (720)  Total equity  24,988   131,053   Total liabilities, temporary equity, and equity  $794,342   $663,548   As of June 30, 2024, we had approximately 15.5 million shares of Class A Common Stock outstanding, which excludes up to approximately 8.2 million shares of Class A Common Stock issuable as of such date upon the redemption, exercise or exchange of certain securities as follows:  approximately 6.8 million shares of Class A Common Stock issuable upon the redemption of common units of Vacasa Holdings LLC (and the cancellation of an equal number of shares of Class B Common Stock in connection therewith);  approximately 0.8 million shares of Class A Common Stock issuable upon the vesting of restricted stock units and performance stock units;  approximately 0.2 million shares of Class A Common Stock issuable upon the exercise of stock appreciation rights and options;  fewer than 0.1 million additional shares of Class A Common Stock issuable upon the redemption of common units of Vacasa Holdings LLC following the satisfaction of certain time-based vesting requirements; and  up to approximately 0.4 million shares of Class A Common Stock issuable upon the conversion of shares of our Class G Common Stock.  All share information and balances have been retroactively adjusted to reflect a 1-for-20 reverse stock split of the Company’s Class A Common Stock, Class B Common Stock and Class G Common Stock, effective on October 2, 2023.  Second Quarter 2024

 7  Condensed Consolidated Statement of Cash Flows  (in thousands, unaudited)  Six Months Ended  June 30,  2024  2023  Cash from operating activities:  Net loss  ($154,014)  ($49,254)  Adjustments to reconcile net loss to net cash provided by operating activities:  Credit loss expense  2,087   1,789   Depreciation  7,413   10,393   Amortization of intangible assets  11,098   30,877   Impairment of right-of-use assets  -   4,240   Impairment of long-lived assets  84,000   -   Future stay credit breakage  (105)  (955)  Reduction in the carrying amount of right-of-use assets  4,700   5,254   Deferred income taxes  -   (6)  Other gains and losses  816   (592)  Fair value adjustment on derivative liabilities  -   (3,364)  Non-cash interest expense  108   107   Equity-based compensation expense  5,179   8,031   Change in operating assets and liabilities, net of assets acquired and liabilities assumed:  Accounts receivable  (7,570)  447   Prepaid expenses and other assets  6,137   13,874   Accounts payable  13,883   13,816   Funds payable to owners  112,216   161,159   Hospitality and sales taxes payable  23,023   35,680   Deferred revenue and future stay credits  51,778   85,932   Operating lease obligations  (4,955)  (5,367)  Accrued expenses and other liabilities  7,780   (2,995)  Net cash provided by operating activities  163,574   309,066   Cash from investing activities:  Purchases of property and equipment  (1,426)  (2,930)  Cash paid for internally developed software  (2,666)  (4,074)  Cash paid for business combinations, net of cash and restricted cash acquired  -   (735)  Net cash used in investing activities  (4,092)  (7,739)  Cash from financing activities:  Cash paid for business combinations  (7,644)  (16,394)  Payments of long-term debt  (125)  (250)  Proceeds from exercise of stock options  59   101   Proceeds from (payments to) Employee Stock Purchase Program, net of refunds  (44)  719   Proceeds from borrowings on revolving credit facility  81,000   2,000   Repayment of borrowings on revolving credit facility  -   (2,000)  Repayment of financed insurance premiums  (3,068)  (3,104)  Other financing activities  (28)  (96)  Net cash provided by (used in) financing activities  70,150   (19,024)  Effect of exchange rate fluctuations on cash, cash equivalents, and restricted cash  (382)  (466)  Net increase in cash, cash equivalents and restricted cash  229,250   281,837   Cash, cash equivalents and restricted cash, beginning of period  225,837   319,660   Cash, cash equivalents and restricted cash, end of period  $455,087   $601,497   Second Quarter 2024

Key Business Metrics

(In thousands, except GBV per Night Sold, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2024	2023	2024	2023
Gross Booking Value ("GBV")(1)	$504,799	$622,324	$932,071	$1,143,655
Nights Sold(2)	1,400	1,689	2,658	3,121
GBV per Night Sold(3)	$361	$368	$351	$366

(1) Gross Booking Value represents the dollar value of bookings from our distribution partners as well as those booked directly on our platform related to Nights Sold during the period and cancellation fees for bookings cancelled during the period (which may relate to bookings made during prior periods). GBV is inclusive of amounts charged to guests for rent, fees, and the estimated taxes paid by guests when we are responsible for collecting tax.

(2) Nights Sold is defined as the total number of nights stayed by guests in homes hosted on our platform in a given period.

(3) GBV per Night Sold represents the dollar value of each night stayed by guests on our platform in a given period. GBV per Night Sold reflects the pricing of rents, fees, and estimated taxes paid by guests.

Reconciliations of Non-GAAP Financial Measures

Adjusted EBITDA Reconciliation

(In thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2024	2023	2024	2023
Net loss	($13,098)	($5,642)	($154,014)	($49,254)
Add back:				
Depreciation and amortization of intangible assets	5,388	20,583	18,511	41,270
Impairment of long-lived assets	-	-	84,000	-
Interest income	(1,162)	(2,095)	(1,967)	(3,673)
Interest expense	428	589	953	1,312
Other income, net	(119)	(1,617)	(195)	(3,774)
Income tax expense	147	419	1,565	782
Equity-based compensation	2,109	3,890	5,179	8,031
Business combination costs(1)	60	60	119	119
Restructuring costs(2)	8,433	(43)	11,714	9,323
Adjusted EBITDA	$2,185	$16,144	($34,135)	$4,136

(1) Represents certain insurance costs from the strategic acquisition of TurnKey that are expected to be amortized through the first quarter of 2027.

(2) Represents costs associated with workforce reductions, consulting costs associated with our restructuring efforts, and certain right-of-use asset impairment costs related to the Company's leased corporate office space in Portland, Oregon and Boise, Idaho.

Second Quarter 2024 | 8

Reconciliations of Other Non-GAAP Financial Measures

(In thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2024	2023	2024	2023
Cost of revenue	$119,330	$142,126	$225,068	$266,257
Less: equity-based compensation	(9)	(18)	(29)	(62)
Less: restructuring(1)	(16)	112	(112)	(664)
Non-GAAP cost of revenue	$119,305	$142,220	$224,927	$265,531
Operations and support	$57,494	$61,851	$117,478	$122,664
Less: equity-based compensation	(123)	(361)	(207)	(727)
Less: restructuring(1)	(1,155)	59	(1,718)	(1,820)
Non-GAAP operations and support	$56,216	$61,549	$115,553	$120,117
Technology and development	$16,635	$15,601	$31,941	$29,874
Less: equity-based compensation	(465)	(509)	(1,077)	(903)
Less: restructuring(1)	(1,918)	(56)	(1,918)	(233)
Non-GAAP technology and development	$14,252	$15,036	$28,946	$28,738
Sales and marketing	$43,143	$56,397	$92,586	$113,901
Less: equity-based compensation	(6)	(533)	(487)	(1,544)
Less: restructuring(1)	(2,121)	(70)	(3,026)	(1,744)
Non-GAAP sales and marketing	$41,016	$55,794	$89,073	$110,613
General and administrative	$20,790	$16,367	$42,522	$42,074
Less: equity-based compensation	(1,506)	(2,469)	(3,379)	(4,795)
Less: business combination costs(2)	(60)	(60)	(119)	(119)
Less: restructuring(1)	(3,223)	(2)	(4,942)	(4,862)
Non-GAAP general and administrative	$16,001	$13,836	$34,082	$32,298

(1) Represents costs associated with workforce reductions, consulting costs associated with our restructuring efforts, and certain right-of-use asset impairment costs related to the Company's leased corporate office space in Portland, Oregon and Boise, Idaho.

(2) Represents certain insurance costs from the strategic acquisition of TurnKey that are expected to be amortized through the first quarter of 2027.

Second Quarter 2024 | 9

10  About Vacasa  Vacasa is the leading vacation rental management platform in North America, transforming the vacation rental experience by integrating purpose-built technology with expert local and national teams. Homeowners enjoy earning significant incremental income on one of their most valuable assets, delivered by the company’s unmatched technology that is designed to adjust rates in real time to maximize revenue. Guests can relax comfortably in Vacasa’s 40,000+ homes in hundreds of destinations across the United States, and in Belize, Canada, Costa Rica, and Mexico, knowing that 24/7 support is just a phone call away. In addition to enabling guests to search, discover and book its properties on Vacasa.com and the Vacasa Guest App, Vacasa provides valuable, professionally managed inventory to top channel partners, including Airbnb, Booking.com and Vrbo.  For more information, visit https://investors.vacasa.com.  Second Quarter 2024

 Forward Looking Statements  Certain statements made in this Shareholder Letter are considered "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "expect," "estimate," "plan," "outlook," and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect Vacasa's current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements.  Due to known and unknown risks, actual results may differ materially from Vacasa's expectations and projections. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: Vacasa's ability to execute its business plan and achieve the expected benefits of its reorganization and other cost saving measures it may take in the future; any indebtedness Vacasa may incur from time to time (including the Initial Notes issued on August 7, 2024 and any Additional Notes), Vacasa's cash position and its ability to raise additional capital or generate the significant capital necessary to expand its operations and invest in new offerings, including that additional financing (including Additional Notes) may not be available on acceptable terms or at all, or could be dilutive to Vacasa’s stockholders or impose additional restrictive debt covenants on its activities; Vacasa's ability to achieve profitability; Vacasa's ability to manage the impacts the reorganization will have on its systems, process and controls, including its ability to address competitive challenges, manage its employee base, or maintain its corporate culture; Vacasa's past growth not being indicative of its future prospects; Vacasa's ability to compete in its industry; Vacasa's ability to attract and retain homeowners and guests; Vacasa's ability to provide high-quality customer service; Vacasa's ability to develop new or enhanced offerings and services; Vacasa's ability to maintain and enhance relationships with distribution partners; Vacasa's ability to cost-effectively drive traffic to its platform; Vacasa's ability to maintain and enhance its brand and reputation, and avoid negative publicity that could damages its brand; the safety of Vacasa's platform; Vacasa's ability to manages its international operations; Vacasa's ability to consummate or successfully integrate recent and future acquisitions; Vacasa's ability to attract and retain capable management and employees; increased personnel costs or labor shortages; declines or disruptions to the travel and hospitality industries or general economic downturns; the effects of seasonal and other trends on Vacasa's results of operations; Vacasa's ability to obtain adequate insurance coverage for the needs of its business; any future impairment of Vacasa's long-lived assets or goodwill; significant fluctuations in Vacasa's results of operations from quarter to quarter and year to year as a result of seasonality and other factors; operational metrics subject to inherent challenges in measurement and real or perceived inaccuracies; upticks or downturns in bookings are not immediately reflected in Vacasa's results of operations; Vacasa's ability to manage funds held on behalf of customers; Vacasa's expectations regarding its tax liabilities and the adequacy of its reserves; any undetected errors on Vacasa's platform; Vacasa's reliance on third-party service providers in connection with key aspects of its platform and operations; Vacasa's ability to adapt to changes in technology and the evolving demands of homeowners and guests; Vacasa's ability to protect its intellectual property and its data; Vacasa's use of "open source" software; Vacasa's use of artificial intelligence in its business and risks related to cyberattacks, data security breaches, or other security incidents; Vacasa's ability to stay in compliance with laws and regulations, including tax laws, that currently apply or may become applicable to its business both in the United States and internationally and its expectations regarding the impact of various laws, regulations and restrictions that relate to its business; and risks related to the ownership of Vacasa's Class A Common Stock, including the significant influence its principal stockholders and holders of its convertible notes have over Vacasa.  You should carefully consider the foregoing factors and the other risks and uncertainties described in the "Risk Factors" section of Vacasa's Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the Securities and Exchange Commission (the "SEC"), its Form 10-Q filed with the SEC on May 10, 2024, as well as its other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.     11  Second Quarter 2024

 Use of Non-GAAP Financial Measures  This letter includes Adjusted EBITDA, Non-GAAP cost of revenue, Non-GAAP operations and support expense, Non-GAAP technology and development expense, Non-GAAP sales and marketing expense and Non-GAAP general and administrative expense (collectively, the “Non-GAAP Financial Measures”), which are financial measures that are not defined by or presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Reconciliation of the Non-GAAP Financial Measures to their most directly comparable GAAP measure is contained in tabular format below. We use the Non-GAAP Financial Measures to evaluate our performance, identify trends, formulate financial projections, and make strategic decisions.  Adjusted EBITDA is defined as net loss excluding: (1) depreciation and acquisition-related items consisting of amortization of intangible assets and impairments of goodwill and intangible assets, if applicable; (2) interest income and expense; (3) any other income or expense not earned or incurred during our normal course of business; (4) any income tax benefit or expense; (5) equity-based compensation costs; (6) one-time costs related to strategic business combinations; and (7) restructuring costs, including workforce reduction costs and certain right-of-use asset impairment costs. We calculate each of Non-GAAP costs of revenue, Non-GAAP operations and support expense, Non-GAAP technology and development expense, Non-GAAP sales and marketing expenses and Non-GAAP general and administrative expense by excluding, as applicable, the non-cash expenses arising from the grant of equity-based awards, one-time costs related to strategic business combinations, and restructuring costs.  We believe these Non-GAAP Financial Measures, when taken together with their corresponding comparable GAAP financial measures, are useful for analysts and investors. These Non-GAAP Financial Measures allow for more meaningful comparisons of our performance by excluding items that are non-cash in nature or when the amount and timing of these items is unpredictable or one-time in nature, not driven by the performance of our core business operations and/or renders comparisons with prior periods less meaningful.   The Non-GAAP Financial Measures have significant limitations as analytical tools, should be considered as supplemental in nature, and are not meant as a substitute for any financial information prepared in accordance with GAAP. We believe the Non-GAAP Financial Measures provide useful information to investors and others in understanding and evaluating our results of operations, are frequently used by these parties in evaluating companies in our industry, and provide useful measures for period-to-period comparisons of our business performance. Moreover, we present the Non-GAAP Financial Measures in this letter because they are key measurements used by our management internally to make operating decisions, including those related to analyzing operating expenses, evaluating performance, and performing strategic planning and annual budgeting.  The Non-GAAP Financial Measures have significant limitations as analytical tools, including that:  these measures do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;  these measures do not reflect changes in, or cash requirements for, our working capital needs;  Adjusted EBITDA does not reflect the interest expense, or the cash required to service interest or principal payments, on our debt;  these measures exclude equity-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy;  Adjusted EBITDA and Non-GAAP general and administrative expense do not include non-recurring costs related to strategic business combinations;  Adjusted EBITDA does not include non-recurring impairment charges related to the Company's goodwill and intangible assets;  these measures do not reflect restructuring costs, including certain right-of-use asset impairment costs;  these measures do not reflect our tax expense or the cash required to pay our taxes; and  with respect to Adjusted EBITDA, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and such measures do not reflect any cash requirements for such replacements.  The Non-GAAP Financial Measures are supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. These Non-GAAP Financial Measures should not be considered as substitutes for GAAP financial measures such as net loss, operating expenses or any other performance measures derived in accordance with GAAP. Also, in the future, we may incur expenses or charges such as those being adjusted in the calculation of these Non-GAAP Financial Measures. Our presentation of these Non-GAAP Financial Measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items, and these Non-GAAP measures may be different from similarly titled metrics or measures presented by other companies.  Our guidance may also include Adjusted EBITDA. A reconciliation of the Company’s Adjusted EBITDA guidance to the most directly comparable GAAP financial measure cannot be provided without unreasonable efforts and is not provided herein because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that are made for depreciation and amortization of intangible assets, equity-based compensation expense, business combination costs, restructuring charges and other adjustments reflected in our reconciliation of historical Adjusted EBITDA, the amounts of which could be material.     12  Second Quarter 2024

 Key Business Metrics Definitions  We collect key business metrics to assess our performance. Our key business metrics include Gross Booking Value (“GBV”), Nights Sold, and Gross Booking Value per Night Sold.  GBV represents the dollar value of bookings from our distribution partners as well as those booked directly on our platform related to Nights Sold during the period and cancellation fees for bookings cancelled during the period (which may relate to bookings made during prior periods). GBV is inclusive of amounts charged to guests for rent, fees, and the estimated taxes paid by guests when we are responsible for collecting tax. Changes in GBV reflect our ability to add homes by attracting homeowners through our individual sales approach, and through portfolio transactions or strategic acquisitions, to retain homeowners and guests, and to optimize the availability and utilization of the homes on our platform. Changes in GBV also reflect changes in the pricing of rents, fees, and estimated taxes paid by guests. Changes in utilization of the homes on our platform and pricing of those homes are generally reflective of changes in guest demand.  We define Nights Sold as the total number of nights stayed by guests in homes hosted on our platform in a given period. Nights Sold is a key measure of the scale and quality of homes on our platform and our ability to generate demand and manage yield on behalf of our homeowners. We experience seasonality in the number of Nights Sold. Typically, the second and third quarters of the year each have higher Nights Sold than the first and fourth quarters, as guests tend to travel more during the peak summer travel season.  GBV per Night Sold represents the dollar value of each night stayed by guests on our platform in a given period. GBV per Night Sold reflects the pricing of rents, fees, and estimated taxes paid by guests. There is a strong relationship between GBV and Nights Sold, and these two variables are managed in concert with one another.     13  Second Quarter 2024